Exhibit 3.32

YUKON
BUSINESS CORPORATIONS ACT
(Section 8)

Form 1-01
ARTICLES OF INCORPORATION

1.                                                                                       Name of Corporation:  THOMPSON CREEK MINING LTD.

2.                                                                                       The classes and any maximum number of shares that the Corporation is authorized to issue:  The attached Schedule “A” is incorporated into and forms part of these Articles of Incorporation.

3.                                                                                       Restrictions, if any, on share transfers:  The attached Schedule “B” is incorporated into and forms part of these Articles of Incorporation.

4,                                                                                       Number (or minimum and maximum number) of Directors:  Not less than one (1), nor more than seven (7).

5.                                                                                       Restrictions, if any, on business the Corporation may carry on:  The Corporation is restricted from carrying on the business of a railway, steamship, air transport, canal, telegraph, telephone or irrigation company.

6.                                                                                       Other provisions, if any:  The attached Schedule “C” is incorporated into and forms part of these Articles of Incorporation.

7.                                                                                       Incorporator:                                                                                                                                                                                                  Date:  June 4, 1997

Paul W. Lackowicz
Preston, Willis & Lackowicz
Barristers & Solicitors
2093 Second Avenue
Whitehorse, Yukon
Y1A 1B5

Signature:	/s/

PRESTON, WILLIS & LACKOWICZ

SCHEDULE “A”

The classes and any maximum number of shares that the Corporation is authorized to issue:

The Corporation is authorized to issue an unlimited number of shares without nominal or par value and the authorized capital of the Corporation is to be divided into:

1.                                                                                       Class “A” shares which shall have attached thereto the following preferences, rights, conditions, restrictions, limitations, or prohibitions:

(a)                                  Voting

Holders of Class “A” shares shall be entitled to vote at any meeting of the shareholders of the Corporation and have one vote in respect of each Class “A” share held by them.

(b)                                 Dividends

Holders of Class “A” shares shall be entitled to receive, out of all profits or surplus available for dividends, any dividend declared by the Corporation on the Class NA” shares.

(c)                                  Participation in Assets on Dissolution

In the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Class “A” shares shall be entitled to receive the remaining property of the Corporation.

SCHEDULE “B”

Restrictions, if any, on share transfers:

1.                                                                                       No Shares of any class may be transferred without the approval of the Directors of the Corporation and the Directors may, without assigning reasons, refuse to register the transfer of any security certificate, except as otherwise provided by the Business Corporations Act.

SCHEDULE “C”

Other provisions, if any:

1.                                                                                       A meeting of the shareholders of the Corporation may, in the Directors’ unfettered discretion, be held at any location in North America specified by the Directors in the Notice of such meeting.